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                                                                      Exhibit 99


FROM:         APPLIED POWER INC.       BUTLER WI
              ZERO CORPORATION         LOS ANGELES, CA

DATE:         APRIL 6, 1998

FOR RELEASE:  IMMEDIATE

FOR FURTHER INFORMATION CONTACT:
              APPLIED POWER            ROBERT C. ARZBAECHER
              ZERO CORPORATION         GEORGE A. DANIELS


     APPLIED POWER AND ZERO CORPORATION SIGN DEFINITIVE AGREEMENT TO MERGE


     MILWAUKEE, April 6, 1998 --- Applied Power Inc. (APW - NYSE) and ZERO Corporation (ZRO - NYSE) jointly announced today that they have entered into a definitive strategic merger agreement in which a newly created subsidiary of Applied Power will be merged into ZERO. Under the terms of the merger, ZERO stockholders will receive .850 shares of APW common stock for each share of ZERO. The transaction is valued at $32.4594 per share to the ZERO shareholders, or total equity value of $427.4 million based on APW's April 6, 1998 closing price of $38.1875. Following the transaction, Applied Power will have annual revenue of approximately $1.4 billion.

     Commenting on the transaction, Richard G. Sim, Chairman and CEO of APW stated, "We are excited to bring ZERO and its expertise in enclosures, systems integration and value-added thermal management systems into the APW family. ZERO provides an increased focus on the high growth telecommunication and networking markets, and the merger of APW and ZERO creates the premier electronic packaging company in North America, with combined electronic packaging revenue approximating $0.5 billion, operating out of 18 locations and with approximately 3,900 employees."

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Applied Power/ZERO - 2


     Sim further commented, "This combined entity will be strategically positioned to deliver electronic packaging to a wide variety of end users, from standard to highly customized, from basic to fully integrated with connectors, cables, printed circuit boards, backplanes and power management systems. In addition, the combination will become a leader in North America in providing thermal management systems for electronic enclosures as well as other industries. The combined business will participate in the dynamic high growth electronic contract manufacturing industry. This is a large, highly fragmented market. Our focus is to penetrate the faster growing end user markets of telecommunication, data processing, semiconductor and instrumentation, and to support customers with their electronic packaging needs on a global basis."

     Wilford D. Godbold, President and CEO of ZERO, added "We believe APW is a strategic merger partner that will generate superior long-term value for ZERO stockholders. Our organizations are highly complementary businesses supporting the electronic packaging industry, and Applied Power shares ZERO's vision of creating a worldwide company which can support customers with a broad spectrum of electronic packaging products and services on a global basis. By combining the enclosure businesses of ZERO and Applied Power, we will become a leader in supporting customers with electronic packaging solutions wherever they need them."

     The transaction, which was approved by both Boards of Directors, is subject to stockholder approvals of both companies, and various other regulatory clearances. The merger will be accounted for as a pooling-of-interests transaction and the merger is expected to be tax free to the ZERO stockholders. The transaction is expected to be completed by August 1, 1998. Significant product, facility and cost synergies are anticipated from the transaction, which is expected to be accretive to APW's results during the August 1999 fiscal year prior to transaction related costs.


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Applied Power/ZERO - 3


     Credit Suisse First Boston is acting as financial advisor to APW; Salomon Smith Barney is acting as financial advisor to ZERO.

     The above transaction has no effect on the APW's previously announced definitive agreements to acquire Premier Industries and Product Technology Inc.

     Applied Power Inc., headquartered in Butler, Wisconsin, is a global company comprised of three business segments. Technical Environments and Enclosures expertise is in configuring technical equipment for end users and in building and assembling enclosures for electrical and electronic equipment. Engineered Solutions supplies components and systems using actuation and vibration control technologies to a diverse group of OEM customers. Tools and Supplies provide industrial and electrical tools and accessories though various distributor and retail channels worldwide.

     With headquarters in Los Angeles, ZERO's primary business is protecting electronics. ZERO's system packaging, thermal management and engineered cases serve the telecommunications, instrumentation and data-processing markets. ZERO also produces the famous line of ZERO Halliburton(R) cases for consumers worldwide and cargo containers and proprietary loading systems to the airline industry.


For further information contact:


Applied Power Inc.                     ZERO Corporation
Robert C. Arzbaecher                   George A. Daniels
Vice President and Chief Financial     Vice President and Chief Financial
  Officer                                Officer
414-781-6600                           213-629-7000


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